                                                                    EXHIBIT 99.1
[PolyOne Graphics]
                                                                    NEWS RELEASE



      POLYONE REPORTS SUBSTANTIAL IMPROVEMENT IN 2004 FIRST-QUARTER RESULTS

     -   COMPANY'S RETURN TO PROFITABILITY EXCEEDS FEBRUARY GUIDANCE
     -   COMPANY GENERATES POSITIVE OPERATING CASH FLOW
     - SALES FROM CONTINUING OPERATIONS RISE 9 PERCENT OVER FIRST QUARTER OF 2003, SURPASSING EXPECTATIONS
     -   COMPANY ANTICIPATES CONTINUING STRONG DEMAND IN SECOND QUARTER


CLEVELAND - April 28, 2004 - PolyOne Corporation (NYSE: POL), a leading global polymer services company, today reported sales from continuing operations of $535.6 million for the first quarter ended March 31, 2004, an increase of $43.2 million, or 9 percent, compared with the first quarter of 2003. Operating income from continuing operations was $24.6 million, a $38.3 million improvement over the same period in 2003.

Net income for the first quarter of 2004 was $4.0 million, or $0.04 per share - a substantial improvement over the first quarter of 2003 when the Company reported a net loss of $19.3 million, or $0.21 per share.

"Looking at operating income, we just completed our best quarter since PolyOne's formation in September 2000," said Thomas A. Waltermire, president and chief executive officer. "Our strategy is working, and it has positioned us to benefit from an improving economy. But the real credit for this better-than-expected turnaround goes to our people, who have made the tough decisions, implemented new business processes and turned every challenge into opportunity."

Special items for both continuing and discontinued operations reduced reported results for the first quarter by $5.9 million, or $0.07 per share. These special items are primarily for personnel reductions, previously announced plant site closings and deferred tax valuation allowances on domestic operating losses.
A detailed breakdown of special items appears in Attachment 4.

(At the end of this release, a discussion occurs on the use of non-GAAP financial measures.)

A Note on Accounting for Discontinued Operations
------------------------------------------------
In accordance with Generally Accepted Accounting Principles (GAAP), PolyOne segregates and reports results of discontinued operations net of tax as a separate line item on the statement of operations (income statement). The income or loss from discontinued operations is reported below the Income (Loss) from Continuing Operations line on the income statement. As a result, reporting and discussion of items above the Income (Loss) from Continuing Operations line (such as sales, operating income, interest, and selling and administrative costs) includes only the results of continuing operations.


               QUARTERLY SUMMARY OF CONSOLIDATED OPERATING RESULTS
               ---------------------------------------------------
                 (In millions of dollars, except per share data)

                                                                          1Q04              1Q03             4Q03
                                                                        ---------        ---------       -----------
OPERATING RESULTS:
Sales - continuing operations                                           $   535.6        $   492.4       $     474.0

Operating income (loss) - continuing operations                         $    24.6        $   (13.7)      $      (7.9)

Net income (loss) - total Company                                       $     4.0        $   (19.3)      $    (182.6)
Income (loss) from discontinued operations - after tax                        5.6             (1.4)           (152.7)
Loss before discontinued operations                                          (1.6)           (17.9)            (29.9)

EARNINGS (LOSS) PER SHARE - DILUTED:
Net income (loss) - total Company                                       $    0.04        $   (0.21)      $     (2.00)
Income (loss) from discontinued operations                                   0.06            (0.01)            (1.67)
Loss before discontinued operations                                         (0.02)           (0.20)            (0.33)
Per share impact of special items - after tax:
   Before discontinued operations                                            0.05             0.13              0.25
   Discontinued operations                                                   0.02             0.05              1.68

OTHER DATA:
Sales - discontinued operations                                         $   155.9        $   153.1       $     134.8
Depreciation and amortization:
   Before discontinued operations                                            11.6             13.0              12.8
   Discontinued operations                                                    -                5.8               4.3

                         SALES & SHIPMENT VOLUME SUMMARY
                         -------------------------------

                                                    1Q04 VERSUS 4Q03                      1Q04 VERSUS 1Q03
                                                    ----------------                      ----------------
                                                                       Shipment                        Shipment
                                     1Q04 Sales,       Sales $,          Lbs.,           Sales $,         Lbs.,
                                     % of total        % Change        % Change          % Change       % Change
                                     ----------        --------        --------          --------       --------
PERFORMANCE PLASTICS
   Vinyl Compounds                       30%              13%             14%                11%             8%
   Colors and Additives                  10%              18%             14%                 2%            16%
   Engineered Materials                   5%               3%            -10%                 1%           -12%
   International Compounds
     and Colors                          22%              17%              9%                19%             3%
   Formulators                            8%              18%             12%                -1%            -3%
                                         -----------------------------------------------------------------------
      TOTAL                              75%              15%              8%                10%             4%

   Distribution                          25%              10%              9%                 7%             2%
                                         ----------------------------------------------------------------------
      TOTAL                             100%              13%              9%                 9%             3%


FIRST-QUARTER 2004 VERSUS FOURTH-QUARTER 2003 COMPARISON - HIGHLIGHTS
---------------------------------------------------------------------

Overall, revenues from continuing operations increased 13 percent, clearly exceeding PolyOne's February 2004 guidance of a 5 percent to 8 percent increase. Nearly every product platform and market had better-than-expected improvement, driven by internal programs and recovery in the North American economy that began at the end of the third quarter of 2003.

- PERFORMANCE PLASTICS: Vinyl compound shipments improved 14 percent due to both seasonal strength and new business closes, particularly in the wire and cable, packaging and molding markets. Industry margins declined, primarily because polyvinyl chloride (PVC) resin cost increases exceeded vinyl compound price increases.

     Seasonal increases and new business closes resulted in a revenue increase of 18 percent in the Color and Additives Masterbatch unit. In combination with the Engineered Materials unit, which also reported higher sales and a lower cost structure, profitability improved significantly.

     International sales increased $18.3 million, or 17 percent. Currency exchange fluctuations accounted for $2.6 million of the improvement. A 9 percent improvement in shipment volume was primarily seasonal. Seasonally, Europe reported good growth, with shipments increasing 11 percent.

- DISTRIBUTION: Revenues improved $13.8 million, or 10 percent on 9 percent higher shipments. For U.S. and Canadian operations, sales were up 13 percent and shipments up 12 percent, driven by strong overall demand and the January 2004 acquisition of the North American distribution business of ResinDirect LLC. Profitability improved on the combination of higher volumes and material margins.

- RESIN AND INTERMEDIATES: Equity contributions increased nearly $1 million, which was significantly better than the February guidance that anticipated a decrease of $2 million to $4 million. This improvement was due to higher polyvinyl chloride (PVC) resin selling prices, higher demand, and slightly lower-than-expected raw material and energy costs.

- DISCONTINUED OPERATIONS: All three discontinued operation units - Elastomers and Performance Additives, Engineered Films and Specialty Resins
     - reported higher sales and profitability before the impact of special items. Most significant were sales increases of 17 percent for Engineered Films and 16 percent for Elastomers and Performance Additives.


FIRST-QUARTER 2004 VERSUS FIRST-QUARTER 2003 COMPARISON - HIGHLIGHTS
--------------------------------------------------------------------

- PERFORMANCE PLASTICS: Vinyl compound shipment volumes increased 8 percent and revenue increased 11 percent due to strong demand in the wire and cable, pipefittings and molding markets and for powder dry blend compounds. Despite higher raw material costs, profitability increased, primarily due to higher volumes and lower plant costs. Formulator revenues were essentially flat. Profitability improved due to higher sales of inks and reduced overhead costs.

     Color and Additives Masterbatch and Engineered Materials combined revenues were up 2 percent. The sales trajectory, however, was different: In 2003, sales declined through the first quarter, whereas this year sales have been building since January. More important, profitability improved substantially, primarily due to lower plant and overhead costs.

     The European and Asian businesses continued to show steady growth. Overall, International shipments improved 3 percent. Asian shipments increased 9 percent, reflecting modest growth as well as a turnaround from the effects of SARS in 2003.

- DISTRIBUTION: Sales increased nearly $10 million on a volume increase of 2 percent, despite the decline in Mexico sales resulting from the decision to exit a portion of that business last year. U.S. and Canadian operations realized sales and shipment improvements of 15 percent and 10 percent, respectively. This strong improvement in shipments for the United States and Canada was due to closing of targeted accounts, the improving economy and the ResinDirect acquisition.

- RESIN AND INTERMEDIATES: The equity contribution from this segment improved by $2 million. Higher PVC margins (PVC selling prices less ethylene and chlorine costs) more than offset lower caustic soda prices.

- DISCONTINUED OPERATIONS: All three discontinued operation units reported higher sales and profitability before the impact of special items. Most significant were higher shipments to automotive accounts in the Films and Elastomers units.

OTHER FIRST-QUARTER 2004 FINANCIAL HIGHLIGHTS
---------------------------------------------

Positive cash flow in the first quarter is highlighted by increased cash and marketable securities of $11.1 million compared with the end of 2003, while drawings on PolyOne's receivables sale facility were essentially unchanged.

Cash provided by operating activities of continuing operations was $9.5 million in first-quarter 2004 compared with a use of cash of $37.8 million, including $36.2 million net additional drawings on the receivables sales facility, in the first quarter of 2003. This improvement resulted principally from better income performance, lower employee separation and plant phase-out payments in first-quarter 2004 compared with first-quarter 2003 and improved management of inventories, receivables and payables.

In the first quarter of 2004, accounts receivable increased $64.0 million from the prior year-end compared with $75.1 million in the first quarter of 2003. Also, FIFO inventories increased $17.9 million in the first quarter of 2004 compared with $36.5 million in the first quarter of 2003, and accounts payable increased $70.0 million in the first quarter of 2004 compared with $58.1 million in the first quarter of 2003.

The amount of receivables sold under the receivables sale facility declined by $0.7 million in the first quarter of 2004 compared with an increase of $36.2 million during the first quarter of 2003. Selling and administrative costs as a percentage of sales for the continuing businesses were 11.2 percent in the first quarter of 2004, down from 12.6 percent in the same quarter last year.


SECOND-QUARTER 2004 BUSINESS OUTLOOK
------------------------------------

In April, customer demand continued at March levels. Unlike last year, when demand fell substantially in May and June of the second quarter, PolyOne currently projects sustained sales demand through the quarter. For continuing operations, PolyOne estimates that sales will increase 1 percent to 3 percent in the second quarter over first-quarter 2004. This increase would represent a nearly 8 percent to 10 percent improvement over the 2003 second quarter. With growing market demand, PolyOne expects to continue to address increased raw material and energy costs with compound price increases, where possible.

The improving earnings trend should extend into the second quarter for the Resin and Intermediates (R&I) segment. It is anticipated that PVC resin prices will be higher on average than in the first quarter, with demand appearing seasonally strong and the industry operating rates running near capacity. Ethylene and natural gas costs should seasonally moderate during the second quarter. Chlorine costs should be higher, while caustic soda prices are anticipated to be lower compared with the first quarter of 2004. Given these factors, PolyOne expects the R&I segment to show an operating income improvement of between $3 million and $5 million over the first quarter of 2004.

However, these higher chloro-vinyl raw material costs and anticipated increases in other additives will pressure margins on the downstream vinyl-based operations. This margin pressure, combined with higher revenues for continuing operations from an improved economy, a slightly lower cost structure, and anticipated improvement from the R&I segment, should result in an increase of $4 million to $6 million in PolyOne's reported operating income compared with the first quarter.

It is anticipated that the discontinued businesses will not see the same sales growth rate, primarily due to the rationalization of the Films unit. However, they should realize the benefit of lower costs from the plant closings completed earlier this year. The net result is that the discontinued businesses should contribute improved net income of $1 million to $2 million compared with the first quarter of 2004.

PolyOne projects that special items relating to restructuring in the second quarter should total approximately $5 million to $7 million before taxes, with about $4 million to $6 million of this amount for the continuing businesses and the balance for the discontinued businesses.

Depreciation and amortization, as well as interest and other expense reported in the first quarter of 2004, should remain approximately the same in the second quarter. PolyOne will continue to maintain a full valuation allowance against its net federal and state deferred tax assets. Foreign income taxes are anticipated to be between $4 million and $5 million in the second quarter.

"We are encouraged by our results, but we are not satisfied," said Waltermire. "Neither our objectives nor our commitment to creating a strengthened balance sheet and long-term profitability has changed. We will continue to focus on improving results by reducing debt through non-core asset sales and working capital efficiency, returning North American Color and Engineered Materials to profitability, bringing our continuing business overhead costs under 10 percent of sales and, most important, growing our top line. Our first quarter results show the benefits of the hard work to date, and are a sign of the momentum that is building at PolyOne."



USE OF NON-GAAP FINANCIAL MEASURES
----------------------------------

This press release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are: operating income (loss) before special items and per share impact of special items. The most directly comparable GAAP financial measures are operating income (loss) and income (loss) per share.

When PolyOne's chief operating decision makers review consolidated and segment results, special items are excluded from operating income and are evaluated on a per share basis to enhance understanding of current profitability levels and how current levels may serve as a base for future performance. PolyOne's chief operating decision makers also use these non-GAAP financial measures for decisions regarding allocation of resources. In addition, operating income before special items is a component of the PolyOne Annual Incentive Plan at the corporate level.

PolyOne is providing these non-GAAP financial measures because it believes they offer investors a top-level management view of the Company's financial performance and enhance investor understanding of current profitability levels and their potential future implications.

Special items recognized during 2004 and 2003 include restructuring activities such as employee separation costs resulting from personnel reduction programs, plant closing and phase-out costs, asset impairments, gains and losses on divestiture of equity investments, adjustments to reflect a tax benefit on domestic operating losses and deferred tax valuation allowances on domestic operating losses.

Tables are included in this press release that reconcile each non-GAAP financial measure to the most directly comparable GAAP financial measure (Attachment 5) and provide detail on special items (Attachment 4). Also attached is a full complement of the normal disclosed financial schedules and segment results.

FORM 10-Q
---------

The Company filed today with the Securities and Exchange Commission (SEC) its Form 10-Q for first-quarter 2004. It contains more details of PolyOne's performance as well as information on key drivers of operating results. This information will be posted today on the Company's Web site at www.polyone.com in the corporate investor relations section. The Form 10-Q can be obtained from the contact listed at the end of this news release and is also available on the SEC's Web site at www.sec.gov.



POLYONE FIRST-QUARTER 2004 CONFERENCE CALL
------------------------------------------

PolyOne will host a conference call at 9 a.m. Eastern time on April 29, 2004. The conference dial-in number is 888-489-0038 (domestic) or 706-643-1611 (international), conference topic: PolyOne Earnings Call. The replay number is 800-642-1687 (domestic) or 706-645-9291 (international). The conference ID for the replay is 4282177. The call will be broadcast live and then via replay for two weeks on the Company's Web site at http://www.polyone.com.


ABOUT POLYONE
-------------

PolyOne Corporation, with 2003 annual revenues of approximately $2 billion, is an international polymer services company with continuing operations in thermoplastic compounds, specialty polymer formulations, color and additive systems, and thermoplastic resin distribution. Headquartered in northeast Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South America and Asia. Information on the Company's products and services can be found at http://www.polyone.com.

PolyOne Investor & Media Contact:          Dennis Cocco
                                           Vice President, Investor Relations
                                           & Communications
                                           440.930.1538


FORWARD-LOOKING STATEMENTS
--------------------------

In this press release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance or results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to: (1) an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to restructuring programs, including cost reduction and employee productivity goals; (2) a delay or inability to achieve targeted debt level reductions through divestitures or other means; (3) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks; (4) changes in U.S., regional or world polymer and/or rubber consumption growth rates affecting the Company's markets;
(5) changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which the Company participates; (6) fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles; (7) production outages or material costs associated with scheduled or unscheduled maintenance programs; (8) costs or difficulties and delays related to the operation of joint venture entities; (9) lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates; (10) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of the Company; (11) an inability to launch new products and/or services within the Company's various businesses; (12) the possibility of further goodwill impairment; (13) an inability to maintain any required licenses or permits; (14) an inability to comply with any environmental laws and regulations; (15) an inability or delay beyond December 31, 2004, in finding buyers of discontinued operations or other non-core assets for reasonable and acceptable terms; (16) an inability to access the receivables sale facility as a result of breaching covenants; (17) any poor performance of our pension plan assets and any obligation on our part to fund the Company's pension plan; (18) any delay and/or inability to bring the North American Color and Additives Masterbatch and the Engineered Materials product platforms to profitability; (19) an inability to achieve anticipated earnings performance due to the divestment of a non-core business prior to June 30, 2004; and (20) an inability to raise prices or sustain price increases for products.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. (Ref. #42804)

                                       ###

                                                                    Attachment 1

                      POLYONE CORPORATION AND SUBSIDIARIES
                      ------------------------------------
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (In millions, except per share data)

                                                                                               Three Months Ended
                                                                                                    March 31,
                                                                                               2004           2003
                                                                                           -------------  -------------

Sales                                                                                       $    535.6     $    492.4

Operating costs and expenses:
   Cost of sales                                                                                 448.6          419.3
   Selling and administrative                                                                     60.2           62.0
   Depreciation and amortization                                                                  11.6           13.0
Employee separation and plant phase-out                                                           (0.2)          17.4
Income from equity affiliates and minority interest                                               (9.2)          (5.6)
                                                                                            -----------     ----------
Operating income (loss)                                                                           24.6          (13.7)

Interest expense                                                                                 (18.4)         (12.5)
Other expense, net                                                                                (2.9)          (2.9)
                                                                                            -----------     ----------
Income (loss) before income taxes and discontinued operations                                      3.3          (29.1)

Income tax (expense) benefit                                                                      (4.9)          11.2
                                                                                            -----------     ----------

Loss before discontinued operations                                                               (1.6)         (17.9)

Discontinued operations:
   Income (loss) from operations, net of income taxes                                              5.6           (1.4)
                                                                                            -----------     ----------

Net income (loss)                                                                           $      4.0     $    (19.3)
                                                                                            ===========    ===========

Income (loss) per share of common stock:
   Basic loss per share before discontinued operations                                      $    (0.02)    $    (0.20)
   Discontinued operations                                                                        0.06          (0.01)
                                                                                            -----------     ----------
   Basic income (loss) per share                                                            $     0.04     $    (0.21)
                                                                                            ===========    ===========

   Diluted loss per share before discontinued operations                                    $    (0.02)    $    (0.20)
   Discontinued operations                                                                        0.06          (0.01)
                                                                                            -----------     ----------
   Diluted income (loss) per share                                                          $     0.04     $    (0.21)
                                                                                            ===========    ===========

Weighted average shares used to compute earnings per share:
   Basic                                                                                          91.4           90.9
   Diluted                                                                                        91.4           90.9

Dividends paid per share of common stock                                                    $        -     $        -

                                      -9-

                                                                    Attachment 2

                      POLYONE CORPORATION AND SUBSIDIARIES
                      ------------------------------------
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                      (In millions, except per share data)


                                                                               March 31,           December 31,
                                                                                  2004                 2003
                                                                           -------------------  -------------------

ASSETS
Current assets:
   Cash and cash equivalents                                               $         59.8       $        48.7
   Accounts receivable, net                                                         326.7               263.5
   Inventories                                                                      214.4               196.9
   Deferred income tax assets                                                        27.5                26.9
   Other current assets                                                              16.9                17.7
   Discontinued operations                                                           56.1                52.1
                                                                           --------------       -------------
     Total current assets                                                           701.4               605.8
Property, net                                                                       474.0               486.1
Investment in equity affiliates                                                     263.5               256.7
Goodwill, net                                                                       337.7               334.0
Other intangible assets, net                                                         19.6                20.2
Other non-current assets                                                             53.4                53.2
Discontinued operations                                                             146.3               144.9
                                                                           --------------       -------------
     Total assets                                                          $      1,995.9       $     1,900.9
                                                                           ==============       =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Short-term bank debt                                                    $          1.5       $         1.1
   Accounts payable                                                                 241.8               173.4
   Accrued expenses                                                                 123.9               111.1
   Current portion of long-term debt                                                 26.3                26.3
   Discontinued operations                                                           57.4                52.3
                                                                           --------------       -------------
     Total current liabilities                                                      450.9               364.2
Long-term debt                                                                      759.8               757.1
Deferred income tax liabilities                                                      27.6                25.9
Post-retirement benefits other than pensions                                        120.1               120.3
Other non-current liabilities, including pensions                                   258.9               257.9
Minority interest in consolidated subsidiaries                                        8.3                 8.5
Discontinued operations                                                               0.2                 0.2
                                                                           --------------       -------------
     Total liabilities                                                            1,625.8             1,534.1
Shareholders' equity:
   Preferred stock, 40.0 shares authorized, no shares issued                          -                   -
   Common stock, $.01 par, 400.0 shares authorized, 122.2
     shares issued at March 31, 2004 and December 31, 2003                            1.2                 1.2
   Other shareholders' equity                                                       368.9               365.6
                                                                           --------------       -------------
     Total shareholders' equity                                                     370.1               366.8
                                                                           --------------       -------------
     Total liabilities and shareholders' equity                            $      1,995.9       $     1,900.9
                                                                           ==============       =============

                                                                    Attachment 3


                      POLYONE CORPORATION AND SUBSIDIARIES
                      ------------------------------------
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                  (In millions)


                                                                                           Three Months Ended
                                                                                               March 31,
                                                                                      2004                   2003
                                                                                ------------------     ------------------
OPERATING ACTIVITIES
   Net income (loss)                                                              $       4.0          $       (19.3)
     Income (loss) from discontinued operations                                           5.6                   (1.4)
                                                                                  -----------          -------------
   Loss from continuing operations                                                       (1.6)                 (17.9)
   Adjustments to reconcile loss from continuing operations to net cash provided (used) by operating activities of continuing operations:
       Employee separation and plant phase-out charges                                   (0.2)                  17.4
       Cash payments on employee separation and plant phase-out                         (10.4)                 (12.0)
       Depreciation and amortization                                                     11.6                   13.0
       Unrealized currency (gains) losses                                                 2.8                   (6.2)
       Other                                                                              3.8                    2.6
       Companies carried at equity and minority interest:
         Income from equity affiliates                                                   (9.7)                  (6.0)
         Minority interest expense                                                        0.5                    0.4
         Dividends and distributions received                                             1.5                    1.0
       Change in assets and liabilities:
         Accounts receivable                                                            (64.0)                 (75.1)
         FIFO inventories                                                               (17.9)                 (36.5)
         Accounts payable                                                                70.0                   58.1
         Proceeds under (decrease in) sale of accounts receivable                        (0.7)                  36.2
         Accrued expenses and other                                                      23.8                  (12.8)
                                                                                  -----------          -------------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS                 9.5                  (37.8)

INVESTING ACTIVITIES
   Capital expenditures                                                                  (3.6)                  (4.5)
   Return of cash from equity affiliates                                                  -                      2.4
   Business acquired, net of cash received                                               (5.1)                 (15.8)
   Proceeds from sale of assets                                                           -                     22.4
                                                                                  -----------          -------------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES OF CONTINUING OPERATIONS                (8.7)                   4.5

FINANCING ACTIVITIES
   Change in short-term debt                                                              0.4                   35.4
   Change in long-term debt                                                              (0.1)                   6.1
                                                                                  -----------          -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES OF CONTINUING OPERATIONS                        0.3                   41.5

NET CASH PROVIDED BY DISCONTINUED OPERATIONS                                             10.5                    1.5

Effect of exchange rate on changes on cash                                               (0.5)                  (0.8)
                                                                                  -----------          -------------

INCREASE IN CASH AND CASH EQUIVALENTS                                                    11.1                    8.9

Cash and cash equivalents at beginning of period                                         48.7                   41.4
                                                                                  -----------          -------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                        $      59.8           $       50.3
                                                                                  ===========           =============

                                                                    Attachment 4

                      SUMMARY OF SPECIAL ITEMS (UNAUDITED)
                                  (In Millions)

(Expense) / Benefit                                                      1Q04             4Q03            1Q03
-------------------                                                 --------------- ---------------  --------------
CONTINUING OPERATIONS:
Employee separation and plant phase-out costs (1)                   $      0.2    $       (9.0)     $    (17.4)
Period plant phase-out costs incurred (2)                                  -              (0.5)           (0.9)
Asset impairments (3)                                                      -              (8.0)             -
Equity affiliate cumulative effect of a change in accounting (4)           -               -              (0.8)
                                                                    ----------      ----------       ---------
   Total impact before tax                                                 0.2           (17.5)          (19.1)
Income tax benefit (expense) on above items                               (0.1)            6.4             7.5
Tax allowance (6)                                                         (4.8)          (11.8)             -
                                                                    ----------      ----------       ---------
   Total impact after tax                                           $     (4.7)     $    (22.9)     $    (11.6)
                                                                    ==========      ==========       ==========
   Per share impact                                                 $    (0.05)     $    (0.25)     $    (0.13)
                                                                    ==========      ==========       ==========

DISCONTINUED OPERATIONS:
Employee separation and plant phase-out costs (1)                   $     (5.2)     $    (19.4)     $     (7.5)
Period plant phase-out costs incurred (2)                                  -              (2.1)             -
Net asset impairment of discontinued operations (5)                        -            (130.5)             -
                                                                    ----------      ----------       ---------
   Total impact before tax                                                (5.2)         (152.0)           (7.5)
Income tax benefit on above items                                          2.0            40.0             2.9
Tax allowance (6)                                                          2.0           (41.0)             -
                                                                    ----------      ----------       ---------
   Total impact after tax                                           $     (1.2)     $   (153.0)     $     (4.6)
                                                                    ==========      ==========       ==========
   Per share impact                                                 $    (0.02)     $    (1.68)     $     (0.05)
                                                                    ==========      ==========       ==========
TOTAL CONTINUING AND DISCONTINUED OPERATIONS:
   Total impact after tax                                           $     (5.9)     $   (175.9)     $     (16.2)
                                                                    ==========      ==========       ==========
   Per share impact                                                 $    (0.07)     $    (1.93)     $     (0.18)
                                                                    ==========      ==========       ==========

Explanations:
-------------

1. These costs include severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs and the write-down of the carrying value of plant and equipment resulting from restructuring initiatives.
2. The first quarter 2003 expense represents costs associated with 2001Geon restructuring initiatives that were recognized as period costs versus when the restructuring initiative was approved. The fourth quarter 2003 expense is from writing off inventory and receivables as a result of the decision to close a portion of the Mexico Distribution business.
3. A non-cash impairment charge to adjust the 2003 year-end carrying value of deferred product technology, customer list, note receivable and Internet investments to their estimated realizable future cash flows.
4. A charge for the cumulative effect of a change in accounting upon OxyVinyls adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations."
5. A non-cash discontinued operations impairment charge to adjust the 2003 year-end net asset carrying value of the Elastomers and Performance Additives, Specialty Resins and Engineered Films business operations to estimated future net sale proceeds.
6. Tax allowance to reduce net U.S. deferred income tax assets resulting from operating loss carry-forwards.

                                                                    Attachment 5

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                                  (In Millions)

Below is a reconciliation of non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP.

                                                                        1Q04            4Q03            1Q03
                                                                    --------------  --------------  --------------
CONTINUING OPERATIONS:
Operating income (loss) before special items                        $      24.4     $        9.6    $        5.4
Special items in continuing operations, before tax                          0.2            (17.5)          (19.1)
                                                                    -----------     ------------    ------------
   Operating income (loss)                                          $      24.6     $       (7.9)   $      (13.7)
                                                                    ===========     ============    ============

DISCONTINUED OPERATIONS:
Operating income (loss) before special items                        $      11.5     $        1.3    $        5.2
Special items in discontinued operations, before tax                       (5.2)           (21.5)           (7.5)
                                                                    -----------     ------------    ------------
   Operating income (loss)                                          $       6.3     $      (20.2)   $       (2.3)
                                                                    ===========     ============    ============

CONTINUING OPERATIONS:
Income (loss) per share before impact of special items              $      0.03     $      (0.08)   $      (0.07)
Per share impact of special items, after tax                              (0.05)           (0.25)          (0.13)
                                                                    -----------     ------------    ------------
   Diluted income (loss) per share                                  $     (0.02)    $      (0.33)   $      (0.20)
                                                                    ===========     ============    ============

DISCONTINUED OPERATIONS:
Income (loss) per share before impact of special items              $      0.08     $       0.01    $       0.04
Per share impact of special items, after tax                              (0.02)           (1.68)          (0.05)
                                                                    -----------     ------------    ------------
   Diluted income (loss) per share                                  $      0.06     $      (1.67)   $      (0.01)
                                                                    ===========     ============    ============

                                                                    Attachment 6

                     Business Segment Operations (Unaudited)
                                  (In millions)

Senior management uses operating income before special items as a business segment measure of operating performance. For a reconciliation from operating income before special items see the following table. Special items include gains and losses associated with the specific strategic initiatives such as restructuring or consolidation of operations, gains and losses attributable to divestment of joint ventures, and certain one-time items. Accordingly, senior management believes that excluding special items provides insight into the underlying metric achievement level and its potential future implication. Operating income before special items may not be comparable to financial performance measures presented by other companies. The "Other" segment primarily consists of the elimination of inter-business segment sales and profit in inventory, a portion of the indirect cost of discontinued operations and unallocated corporate costs.

                                                                       Three Months
                                                        ------------------------------------------
                                                        1Q04              4Q03                1Q03
                                                        ----              ----                ----
BUSINESS SEGMENTS:
Sales:
     Performance Plastics                              $   428.0         $   372.9           $  388.5
     Distribution                                          145.8             132.0              135.9
     Resin & Intermediates                                   -                 -                  -
     Other                                                 (38.2)            (30.9)             (32.0)
                                                       ---------         ---------           --------
                                                       $   535.6         $   474.0           $  492.4
                                                       =========         =========           ========

Operating income (loss) before special items
     Performance Plastics                              $    20.4         $     6.4           $    4.9
     Distribution                                            4.8               2.4                2.3
     Resin & Intermediates                                   6.0               5.0                4.0
     Other                                                  (6.8)             (4.2)              (5.8)
                                                       ---------         ---------           --------
                                                       $    24.4         $     9.6           $    5.4
                                                       =========         =========           ========

Reconciliation:
     Operating income (loss)                           $    24.6         $    (7.9)          $  (13.7)
     Special items, (income) expense                        (0.2)             17.5               19.1
                                                       ---------         ---------           --------
        Operating income before special items          $    24.4         $     9.6           $    5.4
                                                       =========         =========           ========

Other data:
Discontinued operations
     Sales:
        Elastomers and Performance Additives           $    95.0         $    81.9           $   94.0
        Specialty Resins and Engineered Films               60.9              52.9               59.1
                                                       ---------         ---------           --------
                                                       $   155.9         $   134.8           $  153.1
                                                       =========         =========           ========

Operating income (loss) before special items
     Elastomers and Performance Additives              $     7.8         $     3.6           $    8.2
     Specialty Resins and Engineered Films                   3.7               2.0                2.8
     Depreciation and amortization                            --              (4.3)              (5.8)
                                                       ---------         ---------           --------
                                                       $    11.5         $     1.3           $    5.2
                                                       =========         =========           ========
     Special items, expense                            $     5.2         $    21.5           $    7.5